FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of December 17, 2021, between the Destinations Multi Strategy Alternatives Fund, a series of Brinker Capital Destinations Trust, (the "Acquiring Fund"), and Palm Valley Capital Fund, a series of Series Portfolios Trust (the "Acquired Fund" and together with the Acquiring Fund, the "Funds").
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.
1.    Terms of Investment.
(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:
(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.
(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 10% of the Acquired Fund's total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund's best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(b) In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.
2.    Representations of the Acquired Funds.
In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
3. Representations of the Acquiring Funds.
In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
4. Notices.
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

Amy Magnotta
c/o Brinker Capital Destinations Trust
1055 Westlakes Drive, #250
Berwyn, PA 19312
Email: amagnotta@brinkercapital.com

With a copy to:
Brian Ferko, Chief Compliance Officer
c/o Brinker Capital Destinations Trust
1055 Westlakes Drive, #250
Berwyn, PA 19312
Email: brian.ferko@orion.com

If to the Acquired Fund:

Ryan Roell, President
Series Portfolios Trust
c/o U.S. Bank Global Fund Services
777 E Wisconsin Avenue
MK-WI-T5F
Milwaukee, WI 53202
Email: Palm.Valley.Fund.Admin@usbank.com

With a copy to:
Donna Barrette, Chief Compliance Officer
Series Portfolios Trust
c/o U.S. Bank Global Fund Services
615 E Michigan
MK-WI-J2SF
Milwaukee, WI 53202
Email: Donna.Barrette@usbank.com

5.    Term and Termination; Assignment; Amendment.
(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).
(b) This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c) This Agreement may not be assigned by either party without the prior written consent of the other.
(d) This Agreement may be amended only by a writing that is signed by each affected party.
(e) In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of Brinker Capital Destinations Trust.
(f) In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of Series Portfolios Trust.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Palm Valley Capital Fund By: /s/ Ryan L. Roell Name: Ryan L. Roell Title: President, Series Portfolios Trust	Destinations Multi Strategy Alternatives Fund By: /s/ Donna Marley Name: Donna Marley Title: Chief Operating Officer